FOR IMMEDIATE RELEASE

1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/David Roady
FD
(212) 850-5600

Final

NexCen Brands Executes Agreement
to Sell Waverly

Transaction to Raise $26 Million in Cash

NEW YORK – September 29, 2008 – NexCen Brands, Inc. (NASDAQ: NEXC) today announced that it has entered into an asset purchase agreement to sell its Waverly business to Iconix Brand Group, Inc. (NASDAQ: ICON), a diversified fashion and home brands company.

Under the terms of the agreement, NexCen will receive $26.0 million in cash and Iconix will assume certain future liabilities associated with the Waverly business. NexCen will use the proceeds from the sale to pay off all of the outstanding Waverly debt of $21.3 million. Following the repayment of this Waverly debt, the remaining sales proceeds, net of transaction expenses, will be used to pay down debt associated with NexCen’s Bill Blass business.

The asset sale, which is subject to customary closing conditions, is expected to close within the next 30 days. NM Rothschild & Sons Limited acted as the financial advisor to NexCen.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, stated, “We are pleased to have executed an agreement for the sale of our Waverly business with an all cash transaction which exceeds the underlying debt associated with that business. We continue to make progress in executing our revised strategic plan to focus on our franchising businesses. We believe the restructuring of our credit facility, now followed by the sale of Waverly, are important steps in the Company’s efforts to de-lever our balance sheet, enhance our liquidity and ultimately to maximize value for our shareholders.”

About NexCen Brands
NexCen manages global brands, generating revenue through franchising and licensing. The Company currently owns seven franchised brands. Two sell retail footwear and accessories (The Athlete’s Foot and Shoebox New York), and five are quick service restaurants (Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies). We also currently own and license the Bill Blass consumer products brand.

Forward-Looking Statement Disclosure –
This press release contains “forward−looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward−looking statements include those regarding expected cost savings, expectations for the future performance of our brands or expectations regarding the impact of recent developments on our business. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward−looking statements. Forward−looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward−looking statements. Factors that could cause or contribute to such differences include: (1) we may not complete the sale of the Waverly business on the negotiated terms or at all, (2) our strategy to focus on the franchising business may not improve our financial performance or viability; (3) the restructuring of the bank credit facility may not provide our business with sufficient liquidity, (4) we may not be able to generate sufficient cash flow to make interest and principal payments on our bank credit facility, (5) our ability to comply with negative and affirmative covenants in our bank facility and the effects of restrictions imposed by such covenants may have a negative impact on our ability to operate our business, (6) we may not be able to sell our Blass business, or the sale may not generate sufficient proceeds to pay off the debt associated with that business, which will lead to increased interest obligations and entitled the bank to receive a highly dilutive warrant to purchase shares of our common stock, (7) any failure to meet our debt obligations would adversely affect our business and financial conditions, and our need for additional near−term liquidity could result in a sale of one or more of our businesses at less than an optimal price or an inability to continue to operate one or more of our businesses, (8) we may not be successful in operating or expanding our brands or integrating them into an efficient overall business strategy, (9) our marketing, licensing and franchising concepts and programs may not result in increased revenues, expansion of our franchise network or increased value for our trademarks and franchised brands, (10) we depend on the success of our licensees and franchisees for future growth, (11) we may not be able to retain existing, or attract new, employees or franchisees, and licenses, and (12) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward−looking statements, whether as a result of new information, future events or otherwise.